JOHN HANCOCK DECLARATION TRUST
                              101 Huntington Avenue
                                Boston, MA 02199



John Hancock Funds, Inc.
101 Huntington Avenue
Boston, MA  02199

Ladies and Gentlemen:

         Pursuant to Section 13 of the Distribution Agreement dated as of July 22, 1996 between John Hancock Declaration Trust (the "Trust") and John Hancock Funds, Inc., please be advised that the Trust has established three new series of its shares, namely, John Hancock V.A. High Yield Bond Fund, John Hancock V.A. Growth and Income Fund, and John Hancock V.A. Special Opportunities Fund (the "Funds"), and please be further advised that the Trust desires to retain John Hancock Funds, Inc. to serve as distributor and principal underwriter under the Distribution Agreement for the Funds.

         Please indicate your acceptance of this responsibility by signing this letter as indicated below.



JOHN HANCOCK FUNDS, INC.                    JOHN HANCOCK DECLARATION TRUST



By:  /s/ Edward J. Boudreau, Jr.              By:    /s/ Anne C. Hodsdon
     ------------------------------                  -----------------------
     Chairman, President & CEO                       President

Dated:  January 2, 1998